As filed with the Securities and Exchange Commission on May 6, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPKO HEALTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2402409
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

4400 Biscayne Boulevard Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

OPKO Health, Inc. 2016 Equity Incentive Plan

(Full Title of the Plan)

Kate Inman, Esq.

General Counsel and Secretary

OPKO Health, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

(Name and Address of Agent for Service)

(305) 575-4100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	35,000,000 shares	$9.99	$349,650,000.00	$35,209.76

(1)	Amount to be registered consists of 35,000,000 shares of common stock, $0.01 par value per share, of OPKO Health, Inc. which may be issued or sold pursuant to the OPKO Health, Inc. 2016 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of shares of the registrant’s outstanding common stock.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the New York Stock Exchange on May 4, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Plan as specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 29, 2016.

(b)	The Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2015, filed with the Commission on March 24, 2016.

(c)	The Registrant’s Current Reports on Form 8-K filed on January 5, 2016, March 30, 2016, April 1, 2016, April 6, 2016 and May 6, 2016.

(d)	The Company’s description of its common stock, which is registered under Section 12 of the Exchange Act, in its Registration Statement on Form 8-A12B filed with the Commission on September 14, 2011, including any amendments or reports filed for the purpose of updating that description.

All other documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement or any prospectus hereunder to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any prospectus hereunder except as indicated herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which OPKO’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of OPKO are covered by insurance policies maintained and held in effect by OPKO against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

OPKO is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	For any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	For any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation Provisions on Exculpation and Indemnification.

OPKO’s Amended and Restated Certificate of Incorporation provides that a director of OPKO shall not be personally liable to either OPKO or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

OPKO’s Amended and Restated Bylaws provide generally that OPKO shall indemnify its directors, officers, employees, and agents who are or were a party, or threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was the director, officer, employee, or agent of the corporation, or is or was serving in such a position at its request of any other corporation, partnership, joint venture, trust, or other enterprise.

Other Provisions on Indemnification.

OPKO is also a party to indemnification agreements with each of OPKO’s directors and certain officers. Consistent with OPKO’s Amended and Restated Bylaws, the indemnification agreements require OPKO, among other things, to (i) maintain directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to OPKO or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by OPKO.

The above discussion of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the registrant and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and indemnification agreements.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of OPKO Health, Inc., as currently in effect (incorporated by reference from the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 12, 2013)

4.2	Amended and Restated Bylaws of OPKO Health, Inc., as currently in effect (incorporated by reference from the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2008)

4.3	OPKO Health, Inc. 2007 Equity Incentive Plan (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2008)

4.4	Amendment to OPKO Health, Inc. 2007 Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on August 30, 2013)

4.5	OPKO Health, Inc. 2016 Equity Plan (incorporated by reference to the Company’s Definitive Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders filed with the Commission on March 25, 2016)

5.1	Opinion of Holland & Knight LLP with respect to the legality of the securities being registered*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of MSPC Certified Public Accountants and Advisors, P.C. relating to Bio-Reference Laboratories, Inc.’s financial statements*

23.3	Consent of Holland & Knight LLP (contained in their opinion, which is filed as Exhibit 5.1)*

24.1	Power of Attorney (contained in the signature page hereto)*

*	Furnished herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, State of Florida, on May 5, 2016.

OPKO HEALTH, INC.

By:	/s/ Dr. Phillip Frost, M.D.
Dr. Phillip Frost, M.D.
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven D. Rubin his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Dr. Phillip Frost, M.D. Dr. Phillip Frost, M.D.	Chairman of the Board & Chief Executive Officer (Principal Executive Officer)	May 5, 2016

/s/ Dr. Jane H. Hsiao Dr. Jane H. Hsiao	Vice Chairman and Chief Technical Officer	May 5, 2016

/s/ Steven D. Rubin Steven D. Rubin	Director and Executive Vice President – Administration	May 5, 2016

/s/ Adam Logal Adam Logal	Senior Vice President of Finance and Chief Financial Officer	May 5, 2016

/s/ Robert Baron Robert Baron	Director	May 5, 2016

/s/ Thomas E. Beier Thomas E. Beier	Director	May 5, 2016

/s/ Dmitry Kolosov Dmitry Kolosov	Director	May 5, 2016

/s/ John A. Paganelli John A. Paganelli	Director	May 5, 2016

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Director	May 5, 2016

/s/ Alice Lin-Tsing Yu, M.D., Ph.D. Alice Lin-Tsing Yu, M.D., Ph.D.	Director	May 5, 2016

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Holland & Knight LLP with respect to the legality of the securities being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of MSPC Certified Public Accountants and Advisors, P.C. relating to Bio-Reference Laboratories, Inc.’s financial statements

23.3	Consent of Holland & Knight LLP (contained in their opinion, which is filed as Exhibit 5.1)

24.1	Power of Attorney (contained in the signature page hereto)